                                                                  EXHIBIT 10.31


October 3, 2001

Gregory S. Carson
4020 Arbolado Drive
Walnut Creek, CA 94598

Dear Gregory:

On behalf of Accrue Software, Inc., I am pleased to offer you the position of Chief Financial Officer, reporting to me. Your salary will be $8,653.84 on a bi-weekly basis. Your salary will be payable in accordance with the Company's standard payroll policies. You will also be eligible for a target bonus of 25 percent of base compensation. You will be covered by the company's benefit program and the provisions of these programs.

This bonus will be based on specific defined criteria set by the Company. You must be employed at the time of the issuance of the bonus in order to receive the bonus. Should your employment end for any reason before this date, the bonus will be forfeited.

You will be granted an incentive stock option to purchase 280,000 shares of Common Stock exercisable at the fair market value on the date of grant by the Company's Board of Directors. The options will become exercisable at the rate of 33 percent of the shares one year after your commencement of employment and 1/36th of the shares subject to the option each month thereafter. At the end of three years, the option will be fully vested provided you remain with the company. The option is subject to the approval of the Board of Directors, which will occur at the first regular board meeting following the commencement of this placement, and the execution of the Company's Standard Option Agreement under its 1996 Stock Plan. A request for additional options will be considered after 12 months of employment. In the event you are terminated without cause, due to a Change of Control, there will be a 50 percent acceleration of vesting in addition to what has been vested to date, and your salary and benefits will continue for three months beyond the termination date.

In the event your employment is terminated as a result of a change of control you will receive three months of severance pay.

Our offer is conditioned upon your execution of the Accrue Software, Inc. Proprietary Information and Inventions Agreement, and conditioned upon your ability to provide and maintain proper and necessary visa and other employment documentation. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secret or proprietary materials from other employers.

Your employment by Accrue Software, Inc. will be for an indefinite term and on an at-will basis. This means that Accrue Software, Inc. may terminate the employment relationship at any time, with or without cause. This at-will relationship may be changed only by a written agreement entered into for this purpose and signed by the Company's Chief Executive Officer. The other terms and condition of your employment will be governed by various policies and programs of the Company, in writing and otherwise, and that those policies and programs may be changed from time to time by the Company at its discretion. The voluntary at-will nature of your employment shall not be affected nor changed by any other employment policies or programs the Company or may have, now or in the future.

Please sign the bottom of this letter to indicate your acceptance of this offer and to confirm our agreement.

Again, let me express how pleased I am to be working with you.

Sincerely,


/s/ Jeffrey S. Walker
Jeffrey S. Walker
President and CEO
Accrue Software, Inc.


I, Gregory Carson, understand and accept the foregoing terms and conditions and hereby accept them as stated.


/s/ Gregory Carson                                         October 12, 2001
_______________________________________                    ________________
Signature                                                  Date